SAVINGS INSTITUTE BANK AND TRUST COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(as amended and restated effective December 20, 2006)

The purpose of the Savings Institute Bank and Trust Company Supplemental Executive Retirement Plan is to provide Participants with supplemental retirement benefits in addition to those otherwise provided to employees of the Savings Institute Bank and Trust Company.

The Plan is an unfunded plan maintained for the purpose of providing deferred compensation for selected officers of the Bank, each of whom is a member of a select group of management or highly compensated employees for purpose of Title I of the Employee Retirement Income Security Act of 1974, as amended.

The Plan, originally adopted effective June 17, 2003 (the "Effective Date"), is hereby amended and restated effective December 20, 2006.

ARTICLE I DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise.

1.1 Accrued Liability Balance means the amount equal to a Participant's accrued benefit, which is or which should have been reflected as a liability on the Bank's financial statements during the period beginning with the Effective Date of the Plan and ending on the Participant's date of death or termination of employment without Cause; provided, however, that for the year in which the Participant dies or terminates employment, such amount shall be adjusted upwards to reflect the accruals during the period since the Bank's most recent financial statements.

1.2 Administrator means the Human Resources Committee of the Board of Directors of the Bank.

1.3 Bank is the Savings Institute Bank and Trust Company, Willimantic, Connecticut

1.4 Beneficiary shall mean those persons designated by the Participant to receive benefits under the Plan upon the death of the Participant.

1.5 Board shall mean the Board of Directors of the Savings Institute Bank and Trust Company.

1.6 Cause means termination of employment because of the Participant's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.

1.7 Change In Control. For purposes of this Plan, the term "Change of Control" means any of the following events:

(a)
Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.·

(b) Acquisition of Significant Share Ownership: There is filed or required to be filed a report on Schedule 130 or another form or schedule (other than Schedule 130) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persona acting in concert has or have become the beneficial owner of 25% or more of a class of the Company's voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns SO% or more of its outstanding voting securities.

(c) Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(a)Sale of Assets: The Company sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Plan to the contrary, in no event shall the reorganization of the Bank from the mutual holding company form of organization to the full stock holding company form of organization (including the elimination of the mutual holding company) constitute a Change in Control under this Plan.

1.8 Code means the Internal Revenue Code of 1986, as amended

1.9 Company shall mean SI Financial Group, Inc., a federally chartered corporation.

1.10 Contingent Disability Trust means a trust created for the benefit of a Participant in circumstances set forth in Section 3.4(E).

1.11 Compensation shall have the same meaning as under the Bank's 40l(k) Plan at the time the amount of a Participant's benefit is being determined; provided, however, that Compensation shall be determined without regard to any limitation on the maximum dollar amount of compensation taken into account under the Bank's 401(k) Plan pursuant to Internal Revenue Code Section 401(a)(l 7) or any similar provision of law.

1.12 Disability means a Participant's inability to perform substantially all normal duties of a Participant, as determined by the Administrator in its sole discretion. As a condition to any benefits, the Bank may require the executive to submit to such physical or mental evaluations and tests, as the Administrator deems appropriate.

1.13 Eligible Employee means one of a select group of management and highly compensated employees of the Bank designated by the Administrator as a Participant in the Plan or identified in Appendix A as a Participant.

1.14 Final Average Compensation means the average of a Participant's three (3) highest years of Compensation for the calendar years preceding his termination of employment.

1.15 Normal Retirement Age shall mean the attainment of age 65 or when the sum of the Participant's age and Years of Service total at least 80.

1.16 Participant means an Eligible Employee who has been selected by the Administrator to participate in the Plan or who is identified in Appendix A.

1.17 Plan shall mean this Savings Institute Bank and Trust Company Supplemental Retirement Plan, as amended and restated.

1.18 Section 409A shall mean Section 409A of the Internal Revenue Code and all regulations, rulings and guidance issued thereunder.

1.19 Year(s) of Service means each twelve (12) month period during which the Executive is employed on a full-time basis by the Bank, beginning on the Executive's date of hire.

ARTICLE 2
ELIGIBILITY

2.1 Selection of Participants. After the effective date, an Eligible Employee shall become a Participant in the Plan only upon his selection by the Administrator. The Administrator shall give each Participant written notice of the commencement of his participation in the Plan. The initial Participants as of the effective date are identified in Appendix A to the Plan.

2.2 Entitlement to Benefits. Except to the extent provided in Sections 3.3, 3.4 and 3.5, a Participant shall become entitled to receive a benefit under the Plan only if his employment with the Bank terminates for reasons other than Cause after attaining Norman Retirement Age. Notwithstanding anything in this Plan to the contrary, no benefit shall be payable to a Participant whose employment is terminated for Cause.

ARTICLE 3
SUPPLEMENTAL RETIREMENT BENEFITS

3.1 Basic Benefit. Subject to the succeeding provisions of this Article, a Participant shall be entitled to an annual benefit equal to fifty-five percent (55%) of his Final Average Compensation upon the Participant's termination of employment (other than for Cause) after attaining Normal Retirement Age. Such benefit shall be paid in accordance with the Participant's election under Section 3.6 at the time specified in Section 3.7

3.2 Reserved.

3.3 Early Retirement Benefit. If a Participant's termination of employment occurs prior to a date when the Participant is eligible to receive a benefit determined under Section 3.1, the Participant's benefit shall equal the dollar amount of the Participant's benefit determined under Section 3.1 reduced by 2% for each point by which the sum of the Participant's age and Years of Service is less than 80. Such benefit shall be paid in accordance with the Participant's election under Section 3.6 at the time specified in Section 3.7.

3.4 Death and Disability Benefits.

A.	Death During Active Service. If a participant dies while actively employed by the Bank, the Bank shall pay to the Beneficiary the benefit described in this section 3.4(A).

(i)	Amount of Benefit. Subject to Section 3.4(A)(ii), the benefit payable under Section 3.4(A) is the Participant' s Accrued Liability Balance as of the date of the Employee's death.

(ii)	Payment of Benefit. The Bank shall pay the benefit under this Section 3.4(A) to the Beneficiary in a lump sum within 30 days of the Participant' s death.

(iii)
Limitation on the Section 3.4(A) Benefit. Notwithstanding anything in this Plan to the contrary, the sum of (x) the benefit otherwise payable to a Participant under this Section 3.4(A) and (y) the Participant's Considered Split Dollar Benefit (as defined below) shall not exceed the amount set forth for the Participant in Column A of Schedule A to this Plan. In the event that the sum of (x) and (y) above exceed the Participant's Column A amount, the benefit payable under (x) (i.e., the Section 3.4(A) benefit) shall be reduced (but not below zero) to the extent necessary to satisfy to the greatest extent possible the limitation of this Section 3.4(A)(iii). For purposes of this Plan, a Participant's "Considered Split Dollar Benefit" shall mean the amount by which the benefit payable to a Participant under any split dollar agreement in effect between the Participant and the Bank on the Participant's date of death exceeds the amount set forth for the Participant in Column B of Appendix A.

B.
Death During Benefit Period. If a Participant dies after benefit payments have commenced or the Participant's entitlement to a benefit has been established by reason of his termination of employment but prior to the time payments have commenced, the Bank shall pay to the Beneficiary the benefit described in this Section 3.4(B).

(i)	Amount of Benefit. Subject to Section 3.4(B)(i), the benefit payable under Section 3.4(B) is the Participant's Accrued Liability Balance as of the date of the Participant's death.

(ii)	Payment of Benefit. The Bank shall pay the benefit under this Section 3.4(B) to the Beneficiary in a lump sum within 30 days of the Participant' s death.

(iii) Limitation on the Section 3.4(B) Benefit. Notwithstanding anything in this Plan to the contrary, the benefit otherwise payable to a Participant under Section 3.4(B) shall be reduced dollar-for-dollar by the amount of the Participant's Considered Post-Termination Split Dollar Benefit. For purposes of this Agreement, a Participant's "Considered Post-Termination Split Dollar Benefit" shall mean the amount by which the benefit payable to a Participant under any split dollar agreement in effect between the Participant and the Bank on the Participant's date of death exceeds three (3) times the Participant's Final Average Compensation.

C.
Each Participant may, on a form prescribed by and filed with the Administrator, designate a Beneficiary to receive any death benefit payable under this section. If no effective Beneficiary designation is on file at the time of the Participant's death, the death benefit under this section shall be paid as follows:

(1)    To the Participant's surviving spouse, or

(1)	If no spouse survives, to the Participant's surviving children in equal shares, with the descendants of a child who has predeceased the Participant taking such child's share by representation; or

(2)	If none of the Participant's spouse and descendants is living, to the representative of the Participant's estate.

D.
The automatic Beneficiaries set forth in Subsection C and, except as otherwise provided in the Participant's duly filed beneficiary designation, the Beneficiaries named in such designation. shall become fixed at the Participant's death so that if a Beneficiary survives the Participant but dies before final payment of the death benefit, any remaining death benefits shall be paid to the representative of such Beneficiary's estate.

E.
Disability. Notwithstanding anything in this Plan to the contrary, in the event a Participant terminated employment with the Bank due to a Disability, the following shall apply with respect to benefits payable under the Plan:

(i)
Disability Benefit Upon Termination of Employment Prior to Normal Retirement Age. Upon a Participant's termination of employment due to a Disability before the Participant is eligible to receive a benefit determined under Section '3.1, the Bank shall deposit into the Participant's Contingent Disability Trust the Accrued Liability Balance with respect to such Participant Except as provided in clause (iii) this 3.7 (E), no further benefits shall be payable to the Participant under this Plan during the period of Disability.

(ii)
Continuing Disability. If the Participant remains disabled on the earlier date he otherwise would have been eligible for a benefit under Section 3.1, the Participant's participation in this Plan shall cease, and the Participant shall not be entitled to further benefits under the Plan.

(iii) Return to Employment Following Disability. In the event the Participant returns to employment following a period of Disability, the Participant's benefit upon a subsequent termination of employment, if any, shall be reduced by amounts payable from the Participant's Contingent Disability Trust in accordance with its terms.

3.5 Change in Control Benefit. If a Participant terminates employment with the Bank following a Change in Control (as such event is defined under Section 409A of the Code and the regulatory guidelines issued thereunder) (other than for Cause), there shall be paid to the Participant the amount set forth for the Participant in Column C of Schedule A of this Plan in lieu of any other benefit payable under the Plan. The Bank shall pay the benefit under this Section 3.5 to the Participant in a lump sum within 30 days of the Participant's termination of employment.

3.6 Form of Benefit. Upon a Participant's entitlement to a benefit under Sections 3.1 or 3.3, the Participant's benefit shall be paid in the form of (i) a single life annuity with 15 annual payments guaranteed or (ii) a lump sum which is actuarially equivalent to the annuity form of payment as designated by the Participant on an election form designated by the Bank for such purpose. Changes in the form of benefit payment shall be permitted during the Participant's employment if the new election complies in all respect to Section 409A of the Code. The 409A requirements include: (1) the subsequent election will not take effect for at least 12 months from the date on which the subsequent election is made; and (2) commencement of payments will be delayed for at least five (S ) years from the date payment were otherwise scheduled to commence under the Plan. A participant will not be able to change his or her form of past following the Participant's termination of employment.

3.7 Time of Payment. Benefit payments made to a Participant pursuant to Sections 3.1 or 3.3 shall commence in accordance with the Participant's election not later than 60 days following the Participant's termination of employment. A Participant may defer the commencement of benefit payment otherwise payable at the time specified in the Participant's election to a later date, provided the new election complies in all respects to Section 409A of the Code, including the following requirements: (1) the subsequent election will not take effect for at least 12 months from the date on which the subsequent election is made; and (2) commencement of payments will be delayed for at least five (S ) years from the date payment were otherwise scheduled to commence under the Plan. All distribution elections are irrevocable beginning one (1) calendar year prior to the scheduled payment commencement date.

3.8 Payment in the event of Incapacity or Minority. If the Administrator, in its discretion, determines that any person entitled to receive any payment under this Plan is physically, mentally or legally incapable of receiving or acknowledging receipt of payment, and no legal representative has been appointed for such person, the Administrator in its discretion may (but shall not be required to) cause any sum otherwise payable to such person to be paid to such one or more as may be chosen by the Administrator from among the following: the institution maintaining such person, such person's spouse, children, parents or other relatives by blood or marriage, a custodian under any applicable Uniform Transfers to Minors Act or any other person determined by the Administrator to have incurred expense for such person. The Administrator's payment based upon its good faith determination of the incapacity of the person otherwise entitled to payments under this Plan and the existence of any other person specified above shall be conclusive and binding on all persons. Any such payment shall be a complete discharge of the liabilities of the Bank under this Plan to the extent of such payment.

ARTICLE 4 SOURCE OF BENEFITS
4.1 Employer Funds. This Plan is unfunded, and all benefits payable to Participants and beneficiaries shall be payable solely from the general assets of the Bank. No Participant shall be required or permitted to make any contribution to the Plan.

4.2 Trust Fund. The Bank may establish a trust from which part or all of the benefits under the Plan are to be paid. life trust is established, all of the principal and income of such trust shall remain subject to the claims of the Bank's creditors until applied to the payment of benefits.

4.3 Participant's Right to Funds. This Plan constitutes a mere promise by the Bank to make benefit payments in the future. Beneficial ownership of any assets, whether cash or investments, that the Bank may earmark or place in trust to pay the Participants' benefits under this Plan shall at all times remain in the Bank, and no Participant or Beneficiary shall have any property interest in any specific assets of the Bank. To the extent a Participant or any other person acquires 1 right to receive payments from the Bank under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank.

ARTICLE 5 ADMINISTRATION

5.1 Administrator. The Administrator of the Plan may delegate any of its administrative functions to another person,subject to revocation of such delegation at any time.

5.2 Discretion. The Administrator shall have the discretionary power and authority to determine the individuals who shall become Participants in the Plan. The Administrator shall also have the discretionary power and authority, which it shall exercise in good faith, to determine whether a Participant is entitled to a benefit under the Plan, the identity of a Participant's Beneficiary, and the amount and form of the benefit payable to any Participant or Beneficiary. The Administrator shall have the discretion and authority to interpret the Plan and to make such rules and regulations as it deems necessary for the administration of the Plan and to carry out its purposes. The determinations of the Administrator shall be conclusive and binding on all persons.

5.3 Determination of Benefit. The Administrator's good faith determination of the benefits to which a Participant, surviving spouse, or Beneficiary is entitled under this Plan shall be conclusive and binding on all persons; provided, however, that this provision shall not preclude the Administrator's correcting any error the Administrator determines to have been made in the computation of any benefit. The Administrator shall be entitled to recover from any Participant or Beneficiary, or from his estate, the amount of any overpayment of benefits and may reduce the amount of future benefits payable to any Participant or Beneficiary by the amount of any overpayment made with respect to the Participant.

5.4 Benefit Claim Procedure. Within a reasonable period of time following a Participant's termination of employment, the Administrator will inform the Participant or the Beneficiary of a deceased Participant of the amount of benefits, if any, payable from the Plan. Not later than 30 days after receipt of such notification, the Participant or Beneficiary may file with the Administrator a written claim objecting to the amount of benefits payable under the Plan. The Administrator, not later than 90 days after receipt of such claim, will render a written decision to the claimant on the claim. If the claim is denied, in whole or in part, such decision will include the reason or reasons for the denial, a reference to the Plan provision that is the basis for the denial, a description of additional material or information, if any, necessary for the claimant to perfect the claim, an explanation as to why such information or material is necessary and an explanation of the Plan's claim procedure. The claimant may file with the Administrator, not later than 60 days after receiving the Administrator's written decision, a written notice of request for review of the decision, and the claimant or the claimant's representative may review Plan documents which relate to the claim and may submit written comments to the Administrator. Not later than 60 days after receipt of such review request, the Administrator will render a written decision on the claim, which decision will include the specific reasons for the decision, including a reference to the Plan's specific provisions where appropriate. The foregoing 90- and 60-day periods during which the Administrator must respond to the claimant may be extended by up to an additional 90 or 60 days, respectively, if special circumstances beyond the Administrator's control so require.

5.5 Indemnification. The Bank shall indemnify the Administrator and each other person to whom administrative functions are delegated against any and all liabilities that may arise out of their administration of the Plan, except those that are imposed on account of such person's willful misconduct.

5.6 Limitation of Authority. No person performing any administrative functions with respect to the Plan shall exercise, or participate in the exercise of, any discretion with respect to his own benefit under the Plan. This provision shall not preclude such person from exercising discretionary authority with respect to the generally applicable provisions of the Plan, even though such person's benefit may be affected by such exercise.

ARTICLE 6
MISCELLANEOUS

6.1 Actuarial Equivalency . Whenever an actuarial equivalent must be determined under this Plan, it shall be determined using reasonable actuarial factors elected by the Administrator.

6.2 Termination of Employment. A Participant shall be deemed to have terminated employment for purposes of this Plan when he or she has ceased to provide service to the Bank as an employee.

6.3 Reserved.

6.4 No Employment Rights. Nothing contained in this Plan shall be construed as conferring upon any employee the right to continue in the employ of the Bank.

6.5 No Compensation Guarantees. Nothing contained in this Plan shall be construed as conferring upon any employee the right to receive any specific level of compensation; nor shall the Bank be prevented in any way from modifying the manner or form in which the employee is to be compensated.

6.6 Effect on Benefit Plans. Neither benefits accrued by a Participant under this Plan, nor amounts paid pursuant to the Plan following the Participant's termination of employment shall be deemed to be salary or other compensation to the Participant for the purpose of computing benefits to which he or she may be entitled under any pension plan or other employee benefit plan or arrangement sponsored by the Bank, except to the extent such other plan expressly provides otherwise.

6.7 Rights and Benefits Not Assignable. The rights and benefits of a Participant and any other person or persons to whom payments may be made pursuant to this Plan arc personal and, except for payments made to the representative of a person's estate which may be assigned to the persons entitled to such estate, shall not be subject to any voluntary or involuntary anticipation, alienation, sale, assignment, pledge, transfer, encumbrance, attachment, garnishment by creditors of the Participant or such person or other disposition.

6.8 Amendment and Termination.

A.
The Board of Directors of the Bank may amend this Plan in such manner as it deems advisable, provided that no amendment shall reduce the accrued benefit of any Participant, determined as of the date of the adoption of such amendment.

B.
The Bank may terminate this Plan at any time. No person shall accrue any additional benefits under the Plan following the date of its termination. However, the termination of the Plan shall not affect a Participant's right to receive payment of his accrued benefit (determined as of the date of the Plan's termination) upon termination of employment; provided the Participant would have been entitled to a benefit upon termination of employment if the Plan had not been terminated.

C. For purposes of this Section 6.8, a Participant's accrued benefit shall mean 10% percent of the annual benefit the Pa1ticipant would be entitled to receive at age 65 (assuming his continued employment to such date) for each completed Year of Service. Such benefit shall be determined by projecting the Participant's Final Average Compensation to age 65.

6.9 Governing Law. Except to the extent preempted by federal law, this Plan shall be construed in accordance with, and governed by, the laws of the State of Connecticut without regard to rules relating to choice of law.

6.10 Entire Agreement. This Plan constitutes the entire understanding between the Bank and each Participant as to the subject matter hereof. No rights are granted to a Participant by virtue of this Agreement other than those specifically set forth herein.

ARTICLE 7
SPECIAL TRANSITION RULES RELATING TO SECTION 409A OF THE CODE

The Bank intends this Plan to conform in all respects with Section 409A of the Code in both form and operation. Notwithstanding any other provision in this Plan, the Bank reserves the right to amend any provisions of the Plan or take any other action the Board deems appropriate to ensure compliance with Section 409A, including uttering the time and forms of any distributions under the Plan .

IN WITNESS WHEREOF, the Bank and Executive sign this amended and restated Plan as of the dates indicated below:

SAVINGS INSTITUTE                                EXECUTIVE

By: /s/ Brian Hull                                /s/ Rheo A Brouillard

Title: Chief Financial Officer                            Rheo Brouillard

Date: 12/29/06                                    12/29/06

APPENDIX A
Participant Name Column A            Column B        Column C
Rheo A. Brouillard              $2,200,000        $1,450,000        $2,200,000

ACCEPTANCE AND BENEFICIARY DESIGNATION
I, RHEO A. BROUILLARD, hereby designate FAITH A. BROUILLARD as direct beneficiary and SAVINGS INSTITUTE BANK & TRUST UNDER INDENTURE OF RHEO A. BROUILLARD as contingent beneficiary of the [portion of] benefits payable under the terms of the Plan.
Signed at Willimantic, Connecticut, this 29th day of 2006.
/s/ Rheo A. Brouillard

FORM OF BENEFIT

In accordance with Section 3.6 of the Plan, I hereby elect to have my benefits under the Plan payable in the form of a:
☒    Single life annuity, with 15 annual payments guaranteed. Lump sum
☐    Lump sum payment.